EXHIBIT 99.1
WD-40 Company Reports Second Quarter 2024 Financial Results
~ Global net sales grew 7 percent in the second quarter compared to the prior year fiscal quarter ~
~ Management increasing fiscal year 2024 net income and diluted earnings per share guidance ~

SAN DIEGO — April 9, 2024 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 29, 2024.
Second Quarter Highlights and Summary:
•Total net sales for the second quarter were $139.1 million, an increase of 7 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $279.5 million, an increase of 10 percent compared to the prior year fiscal period.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales for the current quarter and year-to-date. On a non-GAAP constant currency basis, total net sales in the second quarter would have increased 5 percent to $136.3 million compared to the prior year fiscal quarter and would have increased 7 percent to $272.7 million compared to the prior year fiscal period.
•Gross margin was 52.4 percent in the second quarter compared to 50.8 percent in the prior year fiscal quarter. Year-to-date gross margin was 53.1 percent compared to 51.1 percent in the prior year fiscal period.
•Selling, general, and administrative expenses were up 19 percent in the second quarter to $45.0 million compared to the prior year fiscal quarter. Year-to-date selling, general and administrative expenses were up 15 percent to $89.2 million compared to the prior year fiscal period.
•Advertising and sales promotion expenses were up 12 percent in the second quarter to $6.7 million compared to the prior year fiscal quarter. Year-to-date advertising and sales promotion expenses were up 21 percent to $13.7 million compared to the prior year fiscal period.
•Net income for the second quarter was $15.5 million, a decrease of 6 percent from the prior year fiscal quarter. Year-to-date net income was $33.0 million, an increase of 8 percent from the prior year fiscal period.
•Diluted earnings per share were $1.14 in the second quarter compared to $1.21 in the prior year fiscal quarter. Year-to-date diluted earnings per share were $2.42 compared to $2.23 for the prior year fiscal period.

“We have made significant progress against our Four-by-Four strategic framework including the recent announcement of the acquisition of our Brazilian marketing distributor. Today, we are also announcing the decision to pursue a sale of our U.S. and U.K. Homecare and Cleaning Products portfolio, allowing us to focus on our core, higher-margin maintenance products while also creating headspace for future innovation,” said Steve Brass, WD-40 Company’s president and chief executive officer.

“For the second quarter, global net sales were up 7 percent over the prior year with growth across all trade blocs. We also continue to expand gross margin, which improved 160 basis points over the prior year. Overall, we are incredibly pleased with our performance and are confident in achieving our long-term targets to drive sustainable, profitable growth,” concluded Brass.

Net Sales by Segment (in thousands):

	Three Months Ended February 29/28,				Six Months Ended February 29/28,
	2024	2023	Dollars	Change	2024	2023	Dollars	Change
Americas (1)	$63,507	$62,890	$617	1%	$127,582	$120,904	$6,678	6%
EIMEA (2)	54,313	46,809	7,504	16%	103,067	87,581	15,486	18%
Asia-Pacific (3)	21,285	20,494	791	4%	48,872	46,601	2,271	5%
Total	$139,105	$130,193	$8,912	7%	$279,521	$255,086	$24,435	10%
Second Quarter Highlights by Segment:
Americas
•The Americas segment represented 46 percent of total net sales in the second quarter.
•Net sales in the Americas increased 1 percent in the second quarter compared to the prior year fiscal quarter. The increase was primarily due to net sales growth of WD-40® Multi-Use Product of $0.6 million, or 1 percent, primarily due to increases in Latin America and the U.S. of $1.1 million and $0.7 million, or 12 percent and 2 percent, respectively.
•The increased sales in Latin America were primarily due to higher volumes in Mexico as a result of the timing of customer orders and favorable impacts of changes in foreign exchange rates.
EIMEA
•The EIMEA segment represented 39 percent of total net sales in the second quarter.
•Net sales in EIMEA increased 16 percent in the second quarter compared to the prior year fiscal quarter primarily due to an increase in net sales of WD-40® Multi-Use Product of 17 percent. WD-40® Multi-Use Product sales increased most significantly in France, India, and Iberia, which were up $1.0 million, $0.9 million, and $0.6 million, respectively.
•WD-40 Specialist® and other maintenance product sales increased 23 percent and 17 percent, respectively, primarily due to the combined impact of higher sales volume and the favorable impact of price increases across the regions.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on sales in EIMEA for the current quarter. On a non-GAAP constant currency basis, net sales in EIMEA would have been $51.9 million for the second quarter.
Asia-Pacific
•The Asia-Pacific segment represented 15 percent of total net sales in the second quarter.
•Net sales in Asia-Pacific increased 4 percent in the second quarter compared to the prior year fiscal quarter primarily due to higher sales of WD-40® Multi-Use Product of 3 percent. Sales in the Asia distributor markets increased 7 percent, primarily due to price increases in these markets and successful promotional programs in certain regions, as well as the timing of customer orders.
•WD-40 Specialist® and other maintenance product sales remained relatively flat compared to the prior year.
•Homecare and cleaning product sales increased 23 percent due to higher sales volume in Australia attributable to successful promotional activities and improved packaging.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on sales in Asia-Pacific for the current quarter. On a non-GAAP constant currency basis, net sales in Asia-Pacific would have been $21.6 million for the second quarter.

Net Sales by Product Group (in thousands):

	Three Months Ended February 29/28,				Six Months Ended February 29/28,
	2024	2023	Dollars	Change	2024	2023	Dollars	Change
WD-40 Multi-Use Product	$107,234	$100,261	$6,973	7%	$214,911	$194,849	$20,062	10%
WD-40 Specialist	16,817	15,274	1,543	10%	33,659	30,680	2,979	10%
Other maintenance products (5)	7,188	6,569	619	9%	14,814	12,887	1,927	15%
Total maintenance products	131,239	122,104	9,135	7%	263,384	238,416	24,968	10%
HCCP (6)	7,866	8,089	(223)	(3)%	16,137	16,670	(533)	(3)%
Total	$139,105	$130,193	$8,912	7%	$279,521	$255,086	$24,435	10%
•Net sales of maintenance products, which are considered the primary growth focus for the Company, represented 94 percent of total net sales in the second quarter. Net sales of maintenance products increased 7 percent in the second quarter when compared to the prior year fiscal quarter primarily due to higher sales of WD-40® Multi-Use Product in EIMEA.
•Net sales of homecare and cleaning products represented 6 percent of total net sales in the second quarter. Net sales of the homecare and cleaning products declined 3 percent in the second quarter when compared to the prior year fiscal quarter.
Dividend and Share Repurchase Update
•On March 19, 2024, the Company’s board of directors declared a regular quarterly dividend of $0.88 per share payable on April 30, 2024 to stockholders of record at the close of business on April 19, 2024.
•On June 19, 2023, the Company’s board approved a share repurchase plan that became effective on September 1, 2023. Under the plan, the Company is authorized to acquire up to $50.0 million of its outstanding shares through August 31, 2025.
•During the period from September 1, 2023 through the end of the second quarter, the Company repurchased 23,000 shares at a total cost of $5.3 million under this $50.0 million plan.
•The timing and amount of repurchases under the plan are based on terms and conditions as may be acceptable to the Company’s chief executive officer and chief financial officer, subject to present loan covenants, and in compliance with all laws and regulations applicable thereto.

“We are pleased with our solid performance and progress against our Four-by-Four strategic framework. In the second quarter, we went live with the first, and most significant phase of our enterprise resource planning system, which is a key enabler to drive efficient productivity,” said Sara Hyzer, WD-40 Company’s vice president, finance and chief financial officer. “Based on our year-to-date performance, we are raising the low-end of our full year 2024 gross margin guidance and increasing our net income and diluted earnings per share guidance.”

Updating Fiscal Year 2024 Guidance

The Company is providing the following guidance for fiscal year 2024:
•Reiterating net sales growth between 6 and 12 percent, with net sales expected to be between $570 million and $600 million on a non-GAAP constant currency basis.

•Narrowing the gross margin range to now be between 51.5 and 53 percent, compared to prior guidance of between 51 and 53 percent.

•Advertising and promotion investments are still expected to be between 5 and 6 percent of net sales.

•Lowering the provision for income tax to now be in the range of 23 and 24 percent, compared to prior guidance of between 24 and 25 percent.

•Increasing net income to now be in the range of $67.7 million and $71.8 million, compared to prior guidance of between $65 million and $70 million.

•Increasing diluted earnings per share to now be in the range of $5.00 and $5.30, compared to prior guidance of between $4.78 and $5.15.

•Diluted earnings per share guidance is based on an estimated 13.6 million weighted average shares outstanding, which is unchanged from prior guidance.
This guidance is expressed in good faith and is based on management’s current view of anticipated results. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Net sales presented on a non-GAAP constant currency basis use weighted average fiscal year 2023 foreign currency exchange rates.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, 1001®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $537.3 million in fiscal year 2023 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from the acquisition transaction; acquired business not performing as expected; assuming unexpected risks, liabilities and obligations of the acquired business; disruption to the parties’ business as a result of the announcement and acquisition transaction; integration of acquired business and operations into the company; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation; the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the political conditions or relations between the United States and other nations; the impacts from inflationary trends and supply chain constraints; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of April 9, 2024. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2023 which the Company filed with the SEC on October 23, 2023, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 29, 2024, which the Company expects to file with the SEC on April 9, 2024.

Table Notes and General Definitions
(1)The Americas segment consists of the U.S., Canada and Latin America.
(2)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(3)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(4)The DACH region is comprised of the countries of Germany, Austria and Switzerland.
(5)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(6)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava®, and Solvol® brand names.
(7)In order to show the impact of changes in foreign currency exchange rates on our results of operations, we have included constant currency disclosures, where necessary, in this press release. Constant currency disclosures represent the translation of our current fiscal year revenues, expenses and net income from the functional currencies of our subsidiaries to U.S. dollars using the exchange rates in effect for the corresponding period of the prior fiscal year. Results on a constant currency basis are not in accordance with accounting principles generally accepted in the United States of America (“non-GAAP”) and should be considered in addition to, not as a substitute for, results prepared in accordance with U.S. GAAP. We use results on a constant currency basis as one of the measures to understand our operating results and evaluate our performance in comparison to prior periods in order to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations. Management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing our underlying business performance and trends. However, reference to constant currency basis should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 29, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$55,443	$48,143
Trade and other accounts receivable, net	104,794	98,039
Inventories	78,029	86,522
Other current assets	12,248	15,821
Total current assets	250,514	248,525
Property and equipment, net	64,575	66,791
Goodwill	95,499	95,505
Other intangible assets, net	4,165	4,670
Right-of-use assets	10,968	7,820
Deferred tax assets, net	1,189	1,201
Other assets	15,111	13,454
Total assets	$442,021	$437,966

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,405	$30,826
Accrued liabilities	31,710	30,000
Accrued payroll and related expenses	14,869	16,722
Short-term borrowings	29,790	10,800
Income taxes payable	1,657	494
Total current liabilities	110,431	88,842
Long-term borrowings	85,894	109,743
Deferred tax liabilities, net	10,987	10,305
Long-term operating lease liabilities	5,509	5,832
Other long-term liabilities	12,922	13,066
Total liabilities	225,743	227,788

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,920,049 and 19,905,815 shares issued at February 29, 2024 and August 31, 2023, respectively; and 13,554,668 and 13,563,434 shares outstanding at February 29, 2024 and August 31, 2023, respectively	20	20
Additional paid-in capital	173,263	171,546
Retained earnings	487,233	477,488
Accumulated other comprehensive loss	(31,249)	(31,206)
Common stock held in treasury, at cost — 6,365,381 and 6,342,381 shares at February 29, 2024 and August 31, 2023, respectively	(412,989)	(407,670)
Total stockholders’ equity	216,278	210,178
Total liabilities and stockholders’ equity	$442,021	$437,966

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 29/28,		Six Months Ended February 29/28,
	2024	2023	2024	2023

Net sales	$139,105	$130,193	$279,521	$255,086
Cost of products sold	66,164	64,115	131,027	124,753
Gross profit	72,941	66,078	148,494	130,333

Operating expenses:
Selling, general and administrative	45,023	37,690	89,158	77,674
Advertising and sales promotion	6,725	5,985	13,708	11,324
Amortization of definite-lived intangible assets	252	250	503	503
Total operating expenses	52,000	43,925	103,369	89,501

Income from operations	20,941	22,153	45,125	40,832

Other income (expense):
Interest income	66	51	140	95
Interest expense	(1,008)	(1,502)	(2,154)	(2,671)
Other (expense) income, net	(193)	165	(233)	315
Income before income taxes	19,806	20,867	42,878	38,571
Provision for income taxes	4,270	4,341	9,860	8,048
Net income	$15,536	$16,526	$33,018	$30,523

Earnings per common share:
Basic	$1.14	$1.21	$2.43	$2.24
Diluted	$1.14	$1.21	$2.42	$2.23

Shares used in per share calculations:
Basic	13,558	13,583	13,559	13,586
Diluted	13,583	13,608	13,583	13,608

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 29/28,
	2024	2023
Operating activities:
Net income	$33,018	$30,523
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,683	3,864
Net (gains) losses on sales and disposals of property and equipment	(108)	83
Deferred income taxes	711	(224)
Stock-based compensation	4,137	4,980
Amortization of implementation costs associated with cloud computing arrangements	313	150
Unrealized foreign currency exchange losses (gains)	245	(1,820)
Provision for credit losses	122	53
Write-off of inventories	1,088	568
Changes in assets and liabilities:
Trade and other accounts receivable	(7,071)	(9,689)
Inventories	7,267	(4,159)
Other assets	(2,256)	(930)
Operating lease assets and liabilities, net	(16)	60
Accounts payable and accrued liabilities	3,612	(3,059)
Accrued payroll and related expenses	(1,872)	260
Other long-term liabilities and income taxes payable	1,019	287
Net cash provided by operating activities	44,892	20,947

Investing activities:
Purchases of property and equipment	(2,092)	(3,571)
Proceeds from sales of property and equipment	349	290
Net cash used in investing activities	(1,743)	(3,281)

Financing activities:
Treasury stock purchases	(5,319)	(5,641)
Dividends paid	(23,273)	(21,958)
Repayments of long-term senior notes	(400)	(400)
Net (repayments) proceeds from revolving credit facility	(4,177)	8,305
Shares withheld to cover taxes upon conversions of equity awards	(2,420)	(600)
Net cash used in financing activities	(35,589)	(20,294)
Effect of exchange rate changes on cash and cash equivalents	(260)	2,777
Net increase in cash and cash equivalents	7,300	149
Cash and cash equivalents at beginning of period	48,143	37,843
Cash and cash equivalents at end of period	$55,443	$37,992